Exhibit 99.1

Company Contact:

Nicholas R. Schacht

President and CEO

(703) 709-9119

nick_schacht@learningtree.com

LEARNING TREE HIRES CHARLES R. WALDRON AS CHIEF FINANCIAL OFFICER

Reston, VA — August 29, 2007 - Learning Tree International, Inc. (NASDAQ: LTRE) announced today that it has hired Charles R. “Bob” Waldron as its Chief Financial Officer. Mr. Waldron has served as Learning Tree’s Chief Financial Officer on an interim basis since May 2, 2007.

Prior to joining Learning Tree, Mr. Waldron was a partner with Tatum LLC, providing finance and accounting management services to a number of public and private companies. He has 14 years of experience as a Chief Financial Officer. Prior to his relationship with Tatum LLC, Mr. Waldron spent 24 years with the Exxon Mobil Company, the Mobil Oil Corporation, the Superior Oil Company and Exxon Corporation in a variety of financial management roles. He has significant international experience, having worked in countries including the Netherlands, Canada, the U.K. and Qatar. Mr. Waldron is a Certified Public Accountant.

“It has been a pleasure having Bob in the interim capacity as CFO for the past four months,” commented Nicholas R. Schacht, Learning Tree’s President and CEO. “I am very happy that he will continue in this role on a permanent basis. Bob has been a strong contributor to Learning Tree’s executive team, and I look forward to working together to continue growing Learning Tree’s revenues and profitability, and further enhancing the services we provide to our customers.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.